Exhibit 99.1

NEWS RELEASE

GOLDEN QUEEN ANNOUNCES APPOINTMENT OF NEW DIRECTOR

VANCOUVER, BRITISH COLUMBIA – March 31, 2017 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to announce that Paul Blythe has joined the Company’s Board of Directors effective today.

Mr. Blythe was the Founder, President, and CEO of Quadra FNX Mining, a mid-tier copper producer with six operating mines and a $4 billion development project in Chile. In 2012, Quadra FNX was acquired by KGHM for $3.5 billion. He has over 40 years of experience in the mining industry, with leadership experience in strategic planning, financing, governance, and corporate social responsibility, which will bring valuable knowledge and insight to the Company's Board of Directors. Mr. Blythe received a Bachelor of Science degree, 1st Honours (Eng), Mineral Processing from Imperial College London.

“Paul is a valued addition to our Board given his mining experience, including from his accomplishments at Quadra FNX. We believe that his expertise will assist the Company as we move forward with our Soledad Mountain project and seek to build a sustainable, profitable business,” stated Golden Queen’s Chairman and CEO, Thomas Clay.

In connection with the changes to the Board and recent changes to management, Guy Le Bel, the recently appointed Chief Financial Officer of the Company, has stepped down as a director of the Company. “Guy has been an exceptionally active and helpful director of Golden Queen, and I am extremely pleased that his role has expanded to Chief Financial Officer. Because Guy has joined the management team, we believe Paul’s arrival is an appropriate moment to reinforce the independent majority on our Board of Directors.”

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com